UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 9, 2014

INGLES MARKETS, INCORPORATED
(Exact name of registrant as specified in its charter)

North Carolina	0-14706	56-0846267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 6676, Asheville, NC	28816
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(828) 669-2941
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 9, 2014, Mr. John O. Pollard resigned from the Company’s Board of Directors for health reasons.  Mr. Pollard confirmed to the Company that his resignation was not as a result of a disagreement or dispute with the Company.

On December 9, 2014, the Company’s Board of Directors elected two new directors, Ms. Brenda S. Tudor and Mr. Ernest E. Ferguson, to replace Mr. Pollard and Mr. Charles E. Russell who died on August 28, 2014.  Ms. Tudor and Mr. Ferguson have been designated as the Company’s Class A directors.

Ms. Tudor and Mr. Ferguson were also appointed to the Audit/Compensation Committee of the Board of Directors.  Mr. Fred D. Ayers, a current member of the Board of Directors and the Audit/Compensation Committee, was designated as an “audit committee financial expert” who is independent of the management of the Company.  Mr. Ayers has also been designated as a Class B director.  He was previously designated as a Class A director.

Ms. Tudor is a certified public accountant. She is President and Chief Financial Officer of Morgan-Keefe Builders, Inc. Ms. Tudor retired as Vice President Finance and Chief Financial Officer of Ingles Markets, Inc. in 2005 and was a director of the Company from 1998 to 2005. Ms. Tudor is 57.

Mr. Ferguson retired in 2007 as a senior vice president and commercial sales director of Wachovia Bank (now Wells Fargo). He has continued to serve on numerous boards and remains active within the Asheville, NC community. Mr. Ferguson is 67.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGLES MARKETS, INCORPORATED
(Registrant)

Date:	December 15, 2014
		By:	/s/ Ronald B. Freeman
Ronald B. Freeman
Chief Financial Officer